Exhibit 99.1

FOR IMMEDIATE RELEASE:

Media Contact for this Release: J. Daniel Sizemore (251) 967-4249

VISION BANCSHARES, INC. REPORTS FIRST QUARTER 2004 EARNINGS

GULF SHORES, ALABAMA – MAY 12, 2004 – Vision Bancshares, Inc., (VBAL.OB) today reported consolidated net income of $146 thousand for the first quarter of 2004 compared to net loss of $107 thousand for the first quarter of 2003. Consolidated basic and diluted net earnings per share was $0.08 and $0.07, respectively, for the first quarter of 2004 compared to a loss of $0.06 per share on both a basic and diluted basis for the same period of last year.

The consolidated net income for the first quarter of 2004 consisted of net income of $346 thousand for Vision Bank, a net loss of $131 thousand for Vision Bank, FSB and a net loss of $69 thousand for Vision Bancshares, Inc. (on a parent only basis).

J. Daniel Sizemore, Chairman and CEO, said, “We are extremely pleased with the Company’s consolidated net income for the first quarter of 2004. Although our Florida savings bank posted an operating loss during the first quarter, we are pleased that its balance sheet growth is ahead of its original projections and that its earnings trend is moving in the right direction. Posting record earnings for the first quarter of this year, our Alabama based bank has completed nine consecutive quarters of profitability and continues to show a positive earnings trend. Our Alabama bank subsidiary also continues to exceed both projected balance sheet growth and operating profits.” Mr. Sizemore further stated, “We are excited about the pending acquisition of BankTrust of Florida located in Wewahitchka, Florida. This acquisition compliments our expansion plans in the Florida market and will have a positive impact on consolidated earnings. The Company’s total consolidated assets after the acquisition will exceed $300 million.”

Total assets grew $74 million to $281 million at March 31, 2004, compared to $207 million at year-end 2003. At March 31, 2004, outstanding loans grew $24 million to $199 million while total deposits increased $59 million to $239 million. The Company’s allowance for loan losses was $2.4 million and represented 1.20% of outstanding loans at March 31, 2004. Mr. Sizemore further stated, “First quarter 2004 results continue to reflect the outstanding efforts of all our Vision team members and represent our firm dedication to our shareholders and customers. Our steady financial progress and expansion has strengthened our position as the premier community bank throughout the Gulf Coast communities which we serve.”

In accordance with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Vision Bancshares, Inc. notes that any statements in this press release, and elsewhere, that are not historical facts are “forward-looking statements” that involve risks and uncertainties that may cause the Company’s actual results of operations to differ materially from expected results. For a discussion of such risks and uncertainties, see the Company’s Annual Report on Form 10-KSB for the most recently ended fiscal year as well as its other filings with the U.S. Securities and Exchange Commission.

Vision Bancshares, Inc. is an Alabama corporation organized in July 1999 as a bank holding company and headquartered in Gulf Shores, Alabama. It is the parent company for Vision Bank, a state banking corporation organized in March 2000 under the laws of the State of Alabama. Vision Bank provides general retail and commercial banking services principally to customers in Baldwin County, Alabama through its offices located in Gulf Shores, Orange Beach, Point Clear, Foley, and Fairhope. Vision Bancshares, Inc. is also the parent company for Vision Bank, FSB, organized in January 2003 as a federal savings bank chartered by the Office of Thrift Supervision. Vision Bank, FSB provides banking services to the customers in Bay County and the panhandle of Florida through its offices located in Panama City and Panama City Beach.